Exhibit 10.2
FORM OF 2012 NON-MANAGEMENT DIRECTOR
STOCK APPRECIATION RIGHTS AGREEMENT

Ralcorp Holdings, Inc. (the "Company"), effective February 15, 2012, grants to [NAME] ("SAR Holder") this Stock Appreciation Right (the “SAR”) relating to [ ] shares of its $.01 par value Common Stock (the "Common Stock") at a price of $74.65 (“Exercise Price”) per share pursuant to the Amended and Restated Ralcorp Holdings, Inc. 2007 Incentive Stock Plan (the "Plan").  Subject to the provisions of the Plan and the following terms, SAR Holder may exercise this SAR as set forth below by tendering to the Company (or its designated agent), irrevocable written notice of exercise, which will state the number of shares under the SAR to be exercised.  Upon the exercise of all or a portion of the SAR, the SAR Holder shall receive from the Company an amount by which the fair market value of the underlying Common Stock exceeds the exercise price of the exercised portion of the SAR.  Such amount of appreciation on the underlying shares shall be paid to the SAR Holder in shares of Common Stock of the Company based on the fair market value of such shares on the date of exercise.  All determinations of fair market value shall be made by the Corporate Governance and Compensation Committee of the Company’s Board of Directors in accordance with the Plan.  In lieu of fractional shares, the amount to be paid upon exercise shall be rounded down to the nearest whole number of shares.

NOW THEREFORE, the Company and SAR Holder agree, for and in consideration of the terms hereof, as follows:

1.
Exercise – This SAR shall become fully exercisable three years from the date of grant.  Upon the exercise, the SAR Holder may sell enough shares to cover current Federal and state income tax obligations on the exercise of the shares with the remaining shares to be held by the SAR Holder until he or she ceases serving as a Director of the Company.

2.
Accelerated Exercise – Notwithstanding the above, this SAR shall become exercisable in full before the normal exercise date set forth in paragraph 1 upon the occurrence  of any of the events set forth below and shall remain exercisable for the periods specified.  Thereafter, the unexercised portion of this SAR is forfeited and may not be exercised.

a.	SAR Holder’s death (exercisable for three years);

b.
SAR Holder’s voluntary termination or retirement (whether pursuant to any mandatory retirement provision of the Company’s Articles of Incorporation, Bylaws or Board resolution, or otherwise) at or after attainment of age 72 (exercisable for three years);

c.	SAR Holder’s voluntary termination due to mental or physical impairment resulting in his inability to serve as a Director (exercisable for three years);

d.	Occurrence of a Change in Control while serving as a Director (exercisable upon an occurrence of a Change in Control and for six months); or

e.
SAR Holder’s voluntary termination, or termination due to expiration of SAR Holder’s term without re-election to a subsequent term, other than under circumstances set forth in paragraphs 2.b., 2.c., or 2.d. (exercisable for 90 days).

3.
Forfeiture - Notwithstanding anything to the contrary contained in the Plan, this SAR is subject to forfeiture if SAR Holder is removed from his position as a Director for cause in accordance with the Company’s Articles and Bylaws and the corporation laws of the State of Missouri or if SAR Holder fails to exercise this SAR within the appropriate period set forth in paragraph 2, but shall not be subject to forfeiture for any other reason.  Following forfeiture, no portion of this SAR may be exercised.

4.	Definitions - For purposes of this Agreement, the following term shall have the meaning set forth below:

"Change in Control" - Shall mean when (i) a person, as defined under the securities laws of the United States, acquires all or substantially all of the assets of the Company or acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company; or (ii) the directors of the Company, immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall as a result of such business combination or proxy contest, cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

5.
Adjustments – In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities and exercise price per share subject to this SAR shall be appropriately adjusted (or a substituted SAR may be made, if applicable), by the Company to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is appropriate.

6.	This Stock Appreciation Rights Agreement shall be governed by the laws of the State of Missouri without reference to the conflict of laws provisions thereof.

7.
No amendment or modification of this SAR shall be valid unless the same shall be in writing and signed by the Company and SAR Holder.  The foregoing, however, shall not prevent the Company from amending or modifying the Plan except that no such amendment or modification shall adversely affect the SAR Holder’s rights under this Stock Appreciation Rights Agreement.

ACKNOWLEDGED	RALCORP HOLDINGS, INC.
AND ACCEPTED:

_____________________________________	By: _____________________________________
[NAME], SAR Holder	[NAME]
Secretary
_____________________________________
Date